Exhibit 99.1
RingCentral Announces Second Quarter 2020 Results
RingCentral Office® ARR surpassed $1 billion, up 36%
Subscriptions Revenue up 32%
Belmont, Calif. – August 3, 2020 – RingCentral, Inc. (NYSE: RNG), a leading provider of global enterprise cloud communications, collaboration, and contact center solutions, today announced financial results for the second quarter ended June 30, 2020.
Second Quarter Financial Highlights

•Total revenue increased 29% year over year to $278 million.
•Subscriptions revenue increased 32% year over year to $257 million.
•Total Annualized Exit Monthly Recurring Subscriptions (ARR) increased 33% year over year to $1.1 billion.
•RingCentral Office® ARR increased 36% year over year to $1.0 billion.
•Mid-market and Enterprise ARR increased 50% year over year to $581 million.
•Enterprise ARR increased 58% year over year to $363 million.
•Channel ARR increased 60% year over year to $375 million.
"We delivered solid Q2 results driven again by strong contributions from mid-market and enterprise customers, as well as our channel partners," said Vlad Shmunis, RingCentral's founder, chairman and CEO. "We are seeing a high level of adoption and engagement with our Message Video Phone (MVP) solution as businesses adapt to a work from anywhere environment. The ongoing global pandemic has elevated digital transformation of enterprise communications platforms to a top IT priority. Our strategic partnerships are broadening our global market reach, and we remain committed to delivering cloud solutions that enable our customers' workforces to productively communicate and collaborate from anywhere, on any device, in any mode."
Financial Results for the Second Quarter 2020
•Revenue: Subscriptions revenue of $257 million increased 32% year over year and accounted for 92% of total revenue. Other revenue of $21 million increased 3% year over year, reflecting higher adoption of RingCentral apps in the current work from anywhere environment. Total revenue was $278 million for the second quarter of 2020, up from $215 million in the second quarter of 2019, representing 29% growth.
•Operating Income (Loss): GAAP operating loss was ($29) million, compared to a GAAP operating loss of ($7) million in the same period last year, primarily driven by higher share-based compensation and amortization of intangibles. Non-GAAP operating income was $29 million, compared to a non-GAAP operating income of $20 million in the same period last year.
•Net Income (Loss) Per Share: GAAP net profit per diluted share was $0.01, compared to ($0.11) in the same period last year, primarily driven by mark-to-market gains associated with investments and strategic partnerships, partially offset by higher share-based compensation, amortization of intangibles, and amortization of debt discount and issuance costs. Non-GAAP net income per diluted share was $0.24, compared to $0.21 per diluted share in the same period last year. The second quarter of 2020 reflected a 22.5% non-GAAP tax rate. There were no material cash taxes given our net operating loss carryforwards.
•Cash and Cash Equivalents: Total cash and cash equivalents at the end of the second quarter of 2020 was $774 million. This compares with $762 million at the end of the first quarter of 2020.
Additional Highlights
•Announced that RingCentral has been named to the Forbes "Global 2000: The World's Largest Public Companies" list, released in May, 2020.

•Announced RingCentral Video™ (RCV), a reimagined video meetings experience. Leveraging RingCentral's years of experience as a global UCaaS leader, RingCentral Video joins RingCentral messaging and RingCentral phone to complete our differentiated Message Video Phone™ (MVP) solution.
•Announced expansion of strategic partnership with Atos SE with new Unify Office as the exclusive UCaaS solution for 40 million users of the Atos Unify family of products.
•Announced global expansion and general availability of Avaya Cloud Office™ by RingCentral® in Australia, Canada, and the UK along with the availability of several key new features and capabilities including tools to help migrate customers more efficiently and effectively.
•Launched IGNITE™ Partner Program, which enables partners to own the entire sales cycle with organizations of up to 400 employees. The program reinforces RingCentral's commitment to the channel, and gives partners greater flexibility to choose the sales process that best suits the needs of each individual prospect.
•Announced RingCentral PBX™ for Microsoft Teams with Direct Routing integration, enabling Microsoft Teams users to have access to more robust cloud PBX capabilities without ever having to leave the Teams interface on mobile, web, and desktop.
•Launched initial release of RingCentral Rooms, extending the power of RingCentral Video to conference rooms and meeting spaces that have dedicated video conferencing equipment, such as monitors, speakers, microphones, and cameras.
Financial Outlook
Full Year 2020 Guidance:
•Raising subscriptions revenue range to $1.043 to $1.048 billion, representing annual growth of 28%. This is up from our prior range of $1.024 to $1.030 billion and annual growth of 25% to 26%.
•Raising total revenue range to $1.135 to $1.143 billion, representing annual growth of 26% to 27%. This is up from our prior range of $1.116 to $1.125 billion and annual growth of 24% to 25%.
•GAAP operating margin between (10.8%) and (10.1%).
•Non-GAAP operating margin between 9.6% and 9.7%.
•Non-GAAP tax rate for 2020 assumed to be 22.5%. No material cash taxes expected given net operating loss carryforwards.
•Raising non-GAAP EPS range to $0.92 to $0.94 based on 93.5 million fully diluted shares. This is up from our prior range of $0.91 to $0.94, and reflects a $0.01 impact from lower other income assumptions.
•Share-based compensation range of $190 to $195 million, amortization of debt discount of $44 million, amortization of acquired intangibles of $35 million, and acquisition related matters of approximately $2.2 million.
Third Quarter 2020 Guidance:
•Subscriptions revenue range of $263 to $265 million, representing annual growth of 25% to 26%.
•Total revenue range of $283.5 to $289.5 million, representing annual growth of 21% to 24%.
•GAAP operating margin range of (12.0%) to (11.0%).
•Non-GAAP operating margin of 10.0% to 10.2%.
•Non-GAAP tax rate assumed to be 22.5%. No material cash taxes expected given net operating loss carryforwards.
•Non-GAAP EPS of $0.24 based on 94 million fully diluted shares.
•Share-based compensation range of $53 to $54 million, amortization of debt discount of $12 million, and amortization of acquired intangibles of $8.5 million.
For a reconciliation of our forecasted non-GAAP operating margin, see “Reconciliation of Forecasted Operating Margin GAAP Measures to Non-GAAP Measures.” We have not reconciled our forecasted non-GAAP EPS to its respective forecasted GAAP measure because we do not provide guidance on it. We do not provide guidance on forecasted GAAP EPS because of the inherent uncertainty and complexity involved in forecasting the intercompany remeasurement gain (loss), gain (loss) associated with investments and strategic partnerships, and provision (benefit) from income taxes, which could be significant reconciling items between the non-GAAP and respective

GAAP measures. The intercompany remeasurement gain (loss) is affected by the movement in various exchange rates relative to the U.S. Dollar, which is difficult to predict and subject to constant change. We do not provide guidance on gain (loss) associated with investments and strategic partnerships as it is based on future share prices, which are difficult to predict and subject to inherent uncertainties. We do not provide guidance on forecasted GAAP tax rates as we do not forecast discrete tax items as they are difficult to predict. The provision (benefit) from income taxes, excluding discrete items, is expected to have an immaterial impact to our GAAP EPS. We utilized a projected long-term tax rate in our computation of the non-GAAP income tax provision. For fiscal 2020, we have determined the projected non-GAAP tax rate to be 22.5%. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.
Conference Call Details:
•What: RingCentral financial results for the second quarter of 2020 and outlook for the third quarter and full year of 2020.
•When: Monday, August 3, 2020 at 2:00PM PT (5:00PM ET).
•Dial-in: To access the call in the United States, please dial (877) 705-6003, and for international callers, dial (201) 493-6725. Callers are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.
•Webcast: http://ir.ringcentral.com/ (live and replay).
•Replay: Following the completion of the call through 11:59 PM ET on August 10, 2020, a telephone replay will be available by dialing (844) 512-2921 from the United States or (412) 317-6671 internationally with recording access code 13706835.
Investor Presentation Details
An investor presentation providing additional information and analysis can be found at http://ir.ringcentral.com/.
About RingCentral
RingCentral, Inc. (NYSE: RNG) is a leading provider of cloud Message Video Phone (MVP), customer engagement and contact center solutions for businesses worldwide. More flexible and cost-effective than legacy on-premise PBX and video conferencing systems that it replaces, RingCentral empowers modern mobile and distributed workforces to communicate, collaborate, and connect via any mode, any device, and any location. RingCentral’s open platform integrates with leading third-party business applications and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

©2020 RingCentral, Inc. All rights reserved. RingCentral, RingCentral Office, RingCentral Video, Message Video Phone, and the RingCentral logo are trademarks of RingCentral, Inc.
Forward-Looking Statements
This press release contains “forward-looking statements,” including but not limited to, statements regarding our future financial results, our GAAP and non-GAAP guidance, our momentum in mid-market and enterprise, the success of our RCV solution, the success of our strategic relationships, such as our relationships with Avaya and Atos, our market opportunity, and the effects of the COVID-19 pandemic. Forward-looking statements are subject to known and unknown risks and uncertainties, and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are: the future effects of the COVID-19 pandemic, our ability to realize the anticipated benefits of our strategic relationships, such as our relationships with Avaya and Atos; our ability to grow at our expected rate of growth; our ability to add and retain larger and enterprise customers and enter new geographies and markets; our ability to continue to release, and gain customer acceptance of, new and improved versions of our services, including RCV; our ability to compete successfully against existing and new competitors; our ability to enter into and maintain relationships with resellers, carriers and strategic partners; our ability to successfully and timely integrate, and realize the benefits of any significant acquisition we may make; our ability to manage our expenses and growth; and general market, political, economic, and business conditions, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission, and in other filings we make with the Securities and Exchange Commission from time to time.
All forward-looking statements in this press release are based on information available to RingCentral as of the date hereof, and we undertake no obligation to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter.
Non-GAAP Financial Measures
Our reported financial results and financial outlook include certain Non-GAAP financial measures, including Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP net cash provided by (used in) operating activities, and non-GAAP free cash flow. Non-GAAP subscriptions gross margin is defined as Non-GAAP subscriptions gross profit divided by GAAP subscriptions revenue. Non-GAAP other gross margin is defined as Non-GAAP other gross profit divided by GAAP other revenue. Non-GAAP income (loss) from operations is defined as GAAP income (loss) from operations excluding share-based compensation, amortization of acquisition intangibles, and acquisition related matters including transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, as well as changes in the fair value of contingent consideration obligations. Non-GAAP operating margin is defined as Non-GAAP income (loss) from operations divided by total GAAP revenue. Non-GAAP net income (loss) is defined as GAAP net income (loss) excluding share-based compensation, intercompany remeasurement gains or losses, acquisition related matters, amortization of acquisition intangibles, non-cash interest expense associated with amortization of debt discount and issuance costs related to our convertible senior notes, gain (loss) associated with investments and strategic partnerships, tax benefit from release of valuation allowance, and the related income tax effect of these adjustments.
Non-GAAP diluted shares outstanding include the impact on shares used in per share calculations of our outstanding capped call transactions. Our outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of our convertible notes and therefore are included in the calculations of non-GAAP diluted shares outstanding.
Non-GAAP net cash provided by (used in) operating activities is defined as net cash provided by (used in) operating activities plus cash paid for repayments of convertible senior notes attributable to debt discount. Non-GAAP free cash flow is defined as Non-GAAP net cash provided by (used in) operating activities reduced by purchases of property and equipment and capitalized internal-use software. We believe information regarding free cash flow provides useful information to investors in understanding and evaluating the strength of liquidity and available cash.
We have included Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP net cash provided by (used in) operating activities, and Non-GAAP free cash flow in this press release because they are key measures used by us to understand and evaluate our operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, the exclusion of certain expenses and cash flow items in calculating Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP net cash provided by (used in) operating activities, and Non-GAAP free cash flow provide useful measure for period-to-period comparisons of our business.
Although Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP net cash provided by (used in) operating activities, and Non-GAAP free cash flow are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.
Reconciliations of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release.

Other Measures
Our reported results also include our annualized exit monthly recurring subscriptions, RingCentral Office® annualized exit monthly recurring subscriptions, mid-market and enterprise annualized exit monthly recurring subscriptions, enterprise annualized exit monthly recurring subscriptions, channel partner annualized exit monthly recurring subscriptions, and net monthly subscriptions dollar retention. We define our annualized exit monthly recurring subscriptions as our monthly recurring subscriptions multiplied by 12. Our monthly recurring subscriptions equal the monthly value of all customer recurring charges contracted at the end of a given month. We believe this metric is a leading indicator of our anticipated subscriptions revenue. We calculate our RingCentral Office® annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly recurring subscriptions, except that only customer subscriptions from RingCentral Office® and RingCentral customer engagement solutions customers are included when determining monthly recurring subscriptions for the purposes of calculating this key business metric. We calculate mid-market and enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our RingCentral Office® annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers generating $25,000 or more in annual recurring revenue are included. We calculate enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our RingCentral Office® annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers generating $100,000 or more in annual recurring revenue are included. We calculate channel partner annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly revenue subscriptions, except that only customer subscriptions generated from channel partners are included. We define Dollar Net Change as the quotient of (i) the difference of our Monthly Recurring Subscriptions at the end of a period minus our Monthly Recurring Subscriptions at the beginning of a period minus our Monthly Recurring Subscriptions at the end of the period from new customers we added during the period, (ii) all divided by the number of months in the period. We define our Average Monthly Recurring Subscriptions as the average of the Monthly Recurring Subscriptions at the beginning and end of the measurement period.

Investor Relations Contact:
Ryan Goodman, RingCentral
(650) 918-5356
Ryan.Goodman@ringcentral.com

Media Contact:
Jyotsna Grover, RingCentral
(650) 513-8712
Jyotsna.Grover@ringcentral.com

TABLE 1
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$773,756	$343,606
Accounts receivable, net	142,317	129,990
Deferred and prepaid sales commission costs	46,577	36,589
Prepaid expenses and other current assets	39,366	25,354
Total current assets	1,002,016	535,539
Property and equipment, net	114,423	89,230
Operating lease right-of-use-assets	38,107	39,269
Long-term investments	149,337	132,188
Deferred and prepaid sales commission costs, non-current	486,500	462,344
Goodwill	55,287	55,278
Acquired intangibles, net	110,090	127,338
Other assets	8,883	9,561
Total assets	$1,964,643	$1,450,747
Liabilities, Temporary Equity, and Stockholders' Equity
Current liabilities
Accounts payable	$36,476	$34,612
Accrued liabilities	167,721	138,729
Current portion of convertible senior notes, net	44,417	—
Deferred revenue	122,514	107,372
Total current liabilities	371,128	280,713
Convertible senior notes, net	1,008,477	386,889
Operating lease liabilities	25,392	28,516
Other long-term liabilities	11,314	8,929
Total liabilities	1,416,311	705,047

Temporary equity	6,756	—

Stockholders' equity
Common stock	9	9
Additional paid-in capital	889,987	1,033,053
Accumulated other comprehensive income	1,102	1,948
Accumulated deficit	(349,522)	(289,310)
Total stockholders' equity	$541,576	$745,700
Total liabilities, temporary equity and stockholders’ equity	$1,964,643	$1,450,747

TABLE 2
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Subscriptions	$257,038	$194,792	$500,142	$377,500
Other	20,947	20,360	45,355	39,141
Total revenues	277,985	215,152	545,497	416,641
Cost of revenues
Subscriptions	56,721	38,079	109,154	73,413
Other	19,916	15,551	40,927	31,052
Total cost of revenues	76,637	53,630	150,081	104,465
Gross profit	201,348	161,522	395,416	312,176
Operating expenses
Research and development	43,519	32,632	84,429	62,419
Sales and marketing	137,633	103,590	268,945	203,141
General and administrative	49,532	32,480	96,868	61,259
Total operating expenses	230,684	168,702	450,242	326,819
Loss from operations	(29,336)	(7,180)	(54,826)	(14,643)
Other income (expense), net
Interest expense	(12,598)	(5,088)	(20,100)	(10,120)
Other income, net	42,603	3,141	15,086	6,192
Other income (expense), net	30,005	(1,947)	(5,014)	(3,928)
Income (loss) before income taxes	669	(9,127)	(59,840)	(18,571)
Provision for (benefit from) income taxes	160	116	372	(2,970)
Net income (loss)	$509	$(9,243)	$(60,212)	$(15,601)
Net income (loss) per common share
Basic	$0.01	$(0.11)	$(0.69)	$(0.19)
Diluted	0.01	(0.11)	(0.69)	(0.19)
Weighted-average number of shares used in computing net income (loss) per share
Basic	88,254	82,339	87,797	81,872
Diluted	94,145	82,339	87,797	81,872

TABLE 3
RINGCENTRAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(60,212)	$(15,601)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,500	16,486
Share-based compensation	85,844	44,314
Amortization of deferred and prepaid sales commission costs	20,659	13,196
Amortization of debt discount and issuance costs	20,018	10,031
Loss on early extinguishment of debt	7,207	—
Repayment of convertible senior notes attributable to debt discount	(14,230)	—
Reduction of operating lease right-of-use assets	7,754	6,708
Unrealized gain and other related costs on investments	(17,149)	—
Foreign currency remeasurement (gain) loss	305	(323)
Provision for bad debt	3,071	995
Deferred income taxes	(162)	(347)
Tax benefit from release of valuation allowance	—	(3,210)
Other	116	1,427
Changes in assets and liabilities:
Accounts receivable	(15,398)	(10,804)
Deferred and prepaid sales commission costs	(53,316)	(33,032)
Prepaid expenses and other current assets	(13,728)	(9,253)
Other assets	(106)	181
Accounts payable	(973)	11,146
Accrued liabilities	23,792	4,730
Deferred revenue	15,142	14,835
Operating lease liabilities	(7,322)	(6,903)
Other liabilities	4,297	(328)
Net cash provided by operating activities	40,109	44,248
Cash flows from investing activities
Purchases of property and equipment	(15,581)	(14,994)
Capitalized internal-use software	(17,021)	(7,602)
Cash paid for business combination, net of cash acquired	—	(27,870)
Net cash used in investing activities	(32,602)	(50,466)
Cash flows from financing activities
Proceeds from issuance of convertible senior notes, net of issuance costs	986,508	—
Payments for 2023 convertible senior notes partial repurchase	(501,039)	—
Payments for capped calls and transaction costs	(60,900)	—
Proceeds from issuance of stock in connection with stock plans	21,604	13,509
Payments for taxes related to net share settlement of equity awards	(18,603)	(5,047)
Payment for contingent consideration for business acquisition	(3,548)	—
Repayment of financing obligations	(943)	(943)
Net cash provided by financing activities	423,079	7,519
Effect of exchange rate changes	(436)	38
Net increase (decrease) in cash, cash equivalents and restricted cash	430,150	1,339
Cash, cash equivalents and restricted cash
Beginning of period	343,606	566,329
End of period	$773,756	$567,668

TABLE 4
RINGCENTRAL, INC.
RECONCILIATION OF OPERATING INCOME (LOSS)
GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Subscriptions	$257,038	$194,792	$500,142	$377,500
Other	20,947	20,360	45,355	39,141
Total revenues	277,985	215,152	545,497	416,641
Cost of revenues reconciliation
GAAP Subscriptions cost of revenues	56,721	38,079	109,154	73,413
Share-based compensation	(2,676)	(1,691)	(4,752)	(3,037)
Amortization of acquisition intangibles	(7,672)	(1,340)	(15,373)	(2,350)
Acquisition related matters	—	(14)	—	(64)
Non-GAAP Subscriptions cost of revenues	46,373	35,034	89,029	67,962

GAAP Other cost of revenues	19,916	15,551	40,927	31,052
Share-based compensation	(1,170)	(429)	(1,820)	(724)
Non-GAAP Other cost of revenues	18,746	15,122	39,107	30,328
Gross profit and gross margin reconciliation
Non-GAAP Subscriptions	82.0%	82.0%	82.2%	82.0%
Non-GAAP Other	10.5%	25.7%	13.8%	22.5%
Non-GAAP Gross profit	76.6%	76.7%	76.5%	76.4%
Operating expenses reconciliation
GAAP Research and development	43,519	32,632	84,429	62,419
Share-based compensation	(9,772)	(5,508)	(17,239)	(9,770)
Acquisition related matters	—	(5)	—	(352)
Non-GAAP Research and development	33,747	27,119	67,190	52,297
As a % of total revenues non-GAAP	12.1%	12.6%	12.3%	12.6%

GAAP Sales and marketing	137,633	103,590	268,945	203,141
Share-based compensation	(16,322)	(9,799)	(27,613)	(17,407)
Amortization of acquisition intangibles	(929)	(938)	(1,860)	(1,860)
Acquisition related matters	—	32	4	(1,610)
Non-GAAP Sales and marketing	120,382	92,885	239,476	182,264
As a % of total revenues non-GAAP	43.3%	43.2%	43.9%	43.7%

GAAP General and administrative	49,532	32,480	96,868	61,259
Share-based compensation	(19,315)	(7,489)	(34,420)	(13,376)
Acquisition related matters	(293)	(402)	(2,156)	(825)
Non-GAAP General and administrative	29,924	24,589	60,292	47,058
As a % of total revenues non-GAAP	10.8%	11.4%	11.1%	11.3%
Income (loss) from operations reconciliation
GAAP loss from operations	(29,336)	(7,180)	(54,826)	(14,643)
Share-based compensation	49,255	24,916	85,844	44,314
Amortization of acquisition intangibles	8,601	2,278	17,233	4,210
Acquisition related matters	293	389	2,152	2,851
Non-GAAP Income from operations	28,813	20,403	50,403	36,732
Non-GAAP Operating margin	10.4%	9.5%	9.2%	8.8%

TABLE 5
RINGCENTRAL, INC.
RECONCILIATION OF NET INCOME (LOSS)
GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) reconciliation
GAAP net income (loss)	$509	$(9,243)	$(60,212)	$(15,601)
Share-based compensation	49,255	24,916	85,844	44,314
Amortization of acquisition intangibles	8,601	2,278	17,233	4,210
Acquisition related matters	293	389	2,152	2,851
Amortization of debt discount and issuance costs	12,566	5,049	20,018	10,031
Gain associated with investments and strategic partnerships	(41,506)	—	(21,358)	—
Loss (gain) on early extinguishment of debt	(43)	—	7,207	—
Intercompany remeasurement loss (gain)	(360)	(202)	538	(76)
Income tax expense effects (1)	(6,473)	(5,127)	(11,282)	(12,590)
Non-GAAP net income	$22,842	$18,060	$40,140	$33,139
Reconciliation between GAAP and non-GAAP weighted average shares used in computing basic and diluted net income (loss) per common share:
Weighted average number of shares used in computing basic net income (loss) per share	88,254	82,339	87,797	81,872
Effect of dilutive securities	5,891	—	—	—
GAAP weighted average shares used in computing GAAP diluted net income (loss) per share	94,145	82,339	87,797	81,872
Effect of dilutive securities	(839)	5,137	4,990	5,331
Non-GAAP weighted average shares used in computing non-GAAP diluted net income per share	93,306	87,476	92,787	87,203

Diluted net income (loss) per share
GAAP net income (loss) per share	$0.01	$(0.11)	$(0.69)	$(0.19)
Non-GAAP net income per share	$0.24	$0.21	$0.43	$0.38

(1) Income tax expense effects for the three and six months ended June 30, 2019 include the tax benefit from release of valuation allowance.

TABLE 6
RINGCENTRAL, INC.
RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES
GAAP MEASURES TO NON-GAAP FREE CASH FLOW MEASURES
(Unaudited, in thousands)

	Six Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$40,109	$44,248
Repayment of convertible senior notes attributable to debt discount	14,230	—
Non-GAAP net cash provided by operating activities	54,339	44,248
Purchases of property and equipment	(15,581)	(14,994)
Capitalized internal-use software	(17,021)	(7,602)
Non-GAAP free cash flow	$21,737	$21,652

TABLE 7
RINGCENTRAL, INC.
RECONCILIATION OF FORECASTED OPERATING MARGIN
GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in millions)

	Q3 2020		FY 2020
	Low Range	High Range	Low Range	High Range
GAAP revenues	283.5	289.5	1,135.0	1,143.0

GAAP loss from operations	(34.2)	(32.0)	(122.7)	(115.8)
GAAP operating margin	(12.0%)	(11.0%)	(10.8%)	(10.1%)
Share-based compensation	54.0	53.0	195.0	190.0
Amortization of acquisition intangibles	8.5	8.5	34.5	34.5
Acquisition related matters	—	—	2.2	2.2
Non-GAAP income from operations	28.4	29.5	109.0	110.9
Non-GAAP operating margin	10.0%	10.2%	9.6%	9.7%